EXHIBIT 99.1

For Immediate Release

August 7, 2019

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2019 Second Quarter Performance

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2019 (the “Q2 2019 10-Q”), which is available free of charge on the SEC’s public website and on our website at: http://investors.bnl.broadstone.com.

OPERATING HIGHLIGHTS

During the three months ended June 30, 2019, we:

-	Increased revenues to $69.1 million, compared to $57.0 million in the three months ended June 30, 2018, representing growth of 21.1%.
-

Generated net income in accordance with accounting principles generally accepted in the United States of America (“GAAP”) of $17.3 million, representing a decrease of $1.0 million, or 5.7%, compared to the three months ended June 30, 2018. Earnings per diluted share was $0.70 for the three months ended June 30, 2019, representing a decrease of $0.16 per diluted share, or 18.6%, compared to the three months ended June 30, 2018.

-

Generated funds from operations (“FFO”), a non-GAAP financial measure, of $39.8 million, representing an increase of $5.5 million, or 15.9%, compared to the three months ended June 30, 2018. FFO per diluted share was $1.60 for the three months ended June 30, 2019, unchanged from the three months ended June 30, 2018.

-

Generated adjusted funds from operations (“AFFO”), a non-GAAP financial measure, of $34.4 million, representing an increase of $4.4 million, or 14.8%, compared to the three months ended June 30, 2018. AFFO per diluted share was $1.38 for the three months ended June 30, 2019, representing a decrease of $0.01 per diluted share, or 0.7%, compared to the three months ended June 30, 2018.

-

Closed five real estate acquisitions totaling $127.5 million, excluding capitalized acquisition costs, adding seven new properties at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 15.3 years at the time of acquisition with weighted average annual rent increases of 2.3%.

-

Sold five properties at a weighted average capitalization rate of 7.4%, for net proceeds of $23.0 million, recognizing a gain of $2.8 million above carrying value. The properties represented 0.7% of our December 31, 2018, portfolio value.

-	Received $75.9 million in investments from new and existing stockholders, of which $60 million was received in cash and $15.9 million was raised through our Distribution Reinvestment Plan (“DRIP”).

-	Collected 99.9+% of rents due and maintained a 99.8% leased portfolio (based on rentable square footage).

During the six months ended June 30, 2019, we:

-	Increased revenues to $137.5 million, compared to $112.6 million in the six months ended June 30, 2018, representing growth of 22.1%.
-

Generated GAAP net income of $32.4 million, representing a decrease of $5.0 million, or 13.4%, compared to the six months ended June 30, 2018. Earnings per diluted share was $1.32 for the six months ended June 30, 2019, representing a decrease of $0.45 per diluted share, or 25.4%, compared to the six months ended June 30, 2018.

-

Generated FFO of $78.8 million, representing an increase of $9.6 million, or 13.8%, compared to the six months ended June 30, 2018. FFO per diluted share was $3.22 for the six months ended June 30, 2019, representing a decrease of $0.06 per diluted share, or 1.8%, compared to the six months ended June 30, 2018.

-

Generated AFFO of $68.5 million, representing an increase of $8.3 million, or 13.8%, compared to the six months ended June 30, 2018. AFFO per diluted share was $2.80 for the six months ended June 30, 2019, representing a decrease of $0.05 per diluted share, or 1.8%, compared to the six months ended June 30, 2018.

-

Closed 10 real estate acquisitions totaling $200.5 million, excluding capitalized acquisition costs, adding 34 new properties at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 15.1 years at the time of acquisition with weighted average annual rent increases of 2.0%.

-

Sold nine properties at a weighted average capitalization rate of 7.3%, for net proceeds of $33.6 million, recognizing a gain of $4.2 million above carrying value. The properties represented 1.0% of our December 31, 2018, portfolio value.

-	Received $150.8 million in investments from new and existing stockholders, of which $120 million was received in cash and $30.8 million was raised through our DRIP.
-	Collected 99.9+% of rents due and maintained a 99.8% leased portfolio (based on rentable square footage).

“We are pleased with Broadstone Net Lease’s operating performance so far in 2019,” said Chris Czarnecki, BNL’s Chief Executive Officer. “We made several accretive property acquisitions during the second quarter and first six months of the year, and improved both our financial flexibility and liquidity through capital markets activities to execute on our growth plans.” Czarnecki continued, “We are extremely excited about the anticipated transformational acquisition that we announced subsequent to quarter end. This acquisition of a portfolio of 23 industrial and office/flex assets for $735.7 million (excluding acquisition costs), will enhance our existing portfolio with a high-quality portfolio of assets in major markets. We believe this acquisition, once completed, will benefit the future performance of the REIT beginning during the latter half of 2019, with a full year of those benefits recognized in 2020 and beyond.“

FINANCIAL RESULTS

	For the three months ended		For the six months ended
	June 30,		June 30,
(in thousands, except per share data)	2019	2018	2019	2018
Revenues	$69,053	$57,032	$137,483	$112,621

Net income, including non-controlling interests	$17,342	$18,386	$32,364	$37,380
Net earnings per diluted share	$0.70	$0.86	$1.32	$1.77

FFO	$39,842	$34,362	$78,791	$69,219
FFO per diluted share	$1.60	$1.60	$3.22	$3.28

AFFO	$34,365	$29,928	$68,534	$60,198
AFFO per diluted share	$1.38	$1.39	$2.80	$2.85

Diluted Weighted Average Shares Outstanding	24,941	21,478	24,507	21,098

Revenues

The increase in revenues during the three and six months ended June 30, 2019 is primarily attributable to the growth in our real estate portfolio, which was achieved through rent escalations associated with BNL’s same property portfolio, coupled with rental revenue generated from accretive property acquisitions completed since the second quarter of 2018, and continued strong portfolio operating performance. Since the second quarter of 2018, we acquired 26 new properties for $552.6 million, excluding capitalized acquisition costs, including the acquisition of 10 new properties for $200.5 million during the first six months of 2019. During the first six months of 2019, we experienced 99.9+% rent collection, 99.6% occupancy (based on rentable square footage), and our weighted average annual rent increases were 2.0% as of June 30, 2019.

Net Income

As compared to the same period in 2018, revenue growth during the three and six months ended June 30, 2019, was partially offset by an increase in depreciation and amortization, asset management and property management expenses, and property and operating expenses, all of which are associated with a larger real estate portfolio, as well as increased interest expense and decreased gains on the sale of real estate.

The increased interest expense resulted from a $185.8 million increase in overall borrowings used to partially fund new acquisitions, as well as an increase in our weighted average interest rate. We continue to strengthen our balance sheet by more closely aligning debt maturities and lease terms, accomplished through the refinancing of shorter-term borrowings with longer duration fixed-rate debt. Immediately following the second quarter of 2018, we refinanced our outstanding revolver borrowings with our fixed rate Series B and Series C Notes, providing for an additional six and eight years of duration, respectively, beyond the revolver maturity. Extending our debt maturity profile increased our weighted average interest rate on outstanding borrowings from 3.84% at June 30, 2018 to 4.26% at June 30, 2019, inclusive of our interest rate swaps.

GAAP net income also includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-to-period comparisons. The gain on sale of real estate decreased $1.5 million and $3.4 million during the three and six months ended June 30, 2019, respectively, as compared to the same periods in 2018. Additionally, we recognized a $1.0 million provision for impairment on investment in rental properties during the six months ended June 30, 2019, with no comparable charges during the same period in 2018.

Our per share results were negatively impacted by funding a larger portion of our acquisitions with equity and recycling proceeds from property dispositions. We actively manage our leverage profile and overall liquidity position, and use a monthly equity cap to balance the mix of equity and debt capital used to fund acquisitions. We maintained a $20 million cap on new equity investments during the six months ended June 30, 2019, and removed the cap for new investments beginning in the month of July 2019, based on our pipeline of potential acquisitions, including the Anticipated Transaction (as defined below) for $735.7 million. Based on the timing difference between equity inflows managed through the cap and expected deployment into accretive acquisitions, our leverage ratio decreased to 40.2% as of June 30, 2019, compared to 41.4% as of June 30, 2018. Upon closing the Anticipated Transaction, we expect a short-term increase in leverage, and a corresponding positive impact to our results of operations based on the accretive nature of the investment and the relative cost of debt to equity. Consistent with our growth priorities and commitment to maintaining an investment grade balance sheet, we are committed to continuing to actively manage our leverage profile and overall liquidity position.

Adjusted Funds From Operations (AFFO)

The 14.8% and 13.8% increase in AFFO during the three and six months ended June 30, 2019, respectively, as compared to the same periods in 2018, was primarily driven by revenue growth in BNL’s real estate investment portfolio. As discussed above, this resulted from rent escalations associated with BNL’s same property portfolio, accretive acquisitions made since the second quarter of 2018, and strong portfolio operating performance. The increase in revenues was partially offset by increased interest expense, as discussed above, a result of extending our debt maturity profile. Consistent with the decrease in earnings per share, AFFO per share decreased from the comparable periods as a result of our change in funding mix.

REAL ESTATE PORTFOLIO UPDATE

As of June 30, 2019, we owned a diversified portfolio of 646 individual net leased commercial properties located in 42 states, and comprising approximately 20.3 million rentable square feet of operational space. As of June 30, 2019, all but three of our properties were subject to a lease, and were occupied by 166 different commercial tenants, with no single tenant accounting for more than 3.3% of our contractual rental revenue stream over the next twelve months. Properties under leases represent 99.8% of our portfolio’s rentable square footage. Our properties are used for retail, industrial, healthcare, office, and other purposes.

During the three months ended June 30, 2019, we acquired seven properties via five transactions for $127.5 million, excluding capitalized acquisition costs, at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 15.3 years at the time of acquisition and weighted average annual rent increases of 2.3%. During the six months ended June 30, 2019, we acquired 34 properties via 10 transactions for $200.5 million, excluding capitalized acquisition costs, at a weighted average initial cash capitalization rate of 7.4%. The properties acquired had a weighted average remaining lease term of 15.1 years at the time of acquisition and weighted average annual rent increases of 2.0%.

During the six months ended June 30, 2019, we sold nine properties at a weighted average capitalization rate of 7.3%, for net proceeds of $33.6 million, recognizing a gain of $4.2 million over carrying value. This included five properties disposed during the three months ended June 30, 2019, at a weighted average capitalization rate of 7.4%, for net proceeds of $23.0, for which we recognized a gain of $2.8 million over carrying value. The properties sold during the first six months of the year represented 1.0% of our December 31, 2018 portfolio value.

Subsequent to quarter end, on July 23, 2019, we entered into an agreement to acquire a portfolio of 23 fully leased industrial (warehouse, distribution, manufacturing and cold storage) and office/flex properties, for $735.7 million, excluding capitalized acquisition costs (the “Anticipated Transaction”). The portfolio comprises 6.9 million rentable square feet of operational space and is well diversified with 19 different tenants, and properties located in 14 states and British Columbia, Canada. The acquisition is expected to be funded through a combination of proceeds from our ongoing private offering of shares of our common stock, drawing the remaining $150 million commitment available under our term loan due in 2026, $300 million from a new term loan due in 2020, and the balance funded from proceeds from our senior unsecured revolving credit facility. The Anticipated Transaction is expected to close in August 2019, subject to the completion of due diligence and other customary and transaction-specific closing conditions.

We anticipate that our leverage ratio will increase as a result of the incremental borrowings associated with funding the Anticipated Transaction. We intend to begin working to reduce our leverage profile in the near term, to a range within the leverage profile consistent with our investment grade credit rating, using a combination of proceeds from our ongoing private offering of shares of our common stock and increasing disposition activity. As a result of our announcement of the Anticipated Transaction, Moody’s reaffirmed our Baa3 investment grade credit rating with a stable outlook.

CAPITAL MARKETS ACTIVITIES

During the three months ended June 30, 2019, we raised $75.9 million in new capital investments from stockholders, of which $60 million was received in cash and $15.9 million was raised through our Distribution Reinvestment Plan (“DRIP”). During the six months ended June 30, 2019, we raised $150.8 million in new capital investments from stockholders, of which $120.0 million was received in cash and $30.8 million was raised through our DRIP. Approximately 48% of shares of our common stock and membership units in the Operating Company outstanding as of June 30, 2019, participate in our DRIP.

During the second quarter of 2019, we continued to utilize a cap and queue program for new and additional investments in shares of our common stock. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. The cap was eliminated for the month of July 2019 based on our current leverage profile and pipeline of acquisitions, including the Anticipated Transaction. We anticipate reinstating the equity cap in the future once we are comfortably within the leverage range of our investment grade credit rating.

At quarter end, our total outstanding debt principal totaled $1.48 billion, providing a leverage ratio of approximately 40.2% of the approximate market value of our assets. Subsequent to quarter end we amended our credit facility to reduce the spread above LIBOR paid on the term loan due in 2026, from 1.90% to 1.25%. Also subsequent to quarter end, on August 2, 2019, we entered into a new $300 million one-year unsecured delayed-draw term loan agreement in connection with the Anticipated Transaction. Borrowings under the term loan will be payable interest only over the term of the loan, with the principal balance due in full on August 2, 2020, provided that we have two options to extend the maturity date of the loan for a six-month period for each extension (for a total possible extension of up to one year), subject to payment of an extension fee. Based on our current investment grade credit rating, the initial borrowings under the term loan will bear interest at LIBOR plus 1.25%.

DETERMINED SHARE VALUE

At its August 5, 2019, meeting, the Independent Directors Committee (“IDC”) of BNL’s Board of Directors voted to adjust the Determined Share Value (“DSV”) to $85.00 per share for the period from August 1, 2019, through October 31, 2019. Prior to this action, the DSV had been $86.00 per share. BNL follows a rigorous process that begins with determining the estimated fair value of its real estate, and then adjusts for other tangible assets and liabilities to arrive at an estimate of net asset value (“NAV”), which serves as the basis for the IDC’s setting of the DSV. Although the value of BNL’s real estate assets increased during the second quarter, the implied capitalization rate on the portfolio used for valuation purposes remained consistent with the past several periods. As part of adjusting for other tangible assets and liabilities, BNL marks its fixed-rate borrowings to market using the prevailing benchmark interest rates, which declined during the second quarter. The resulting change in fair value of fixed-rate debt and interest rate swaps offset the increase in real estate asset values, leading to an overall decline in BNL’s estimated NAV per share and the corresponding DSV reduction. At $85.00 per share, the implied capitalization rate for our portfolio is 6.72%. The DSV is established in good faith by the IDC based on the NAV of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, including significant assumptions used to value our real estate portfolio and corresponding sensitivity disclosures, and the determination of the DSV by the IDC, is available in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in our 2018 Form 10-K filed with the SEC on March 14, 2019, under the heading Determined Share Value, and in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 7, 2019, under the heading Determined Share Value.

DISTRIBUTIONS

At its August 5, 2019 meeting, our Board of Directors declared monthly distributions of $0.44 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.44	August 29, 2019	September 13, 2019
$0.44	September 27, 2019	October 15, 2019
$0.44	October 30, 2019	November 15, 2019

Investors may purchase additional shares of our common stock through cash investment (and the completion of a supplemental subscription agreement) or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Thursday, August 8, 2019, at 12:00 p.m. EDT to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl190808.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through August 22, 2019.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our second quarter 2019 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 646 retail, healthcare, industrial, office, and other properties in 42 states as of June 30, 2019, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 3,350 stockholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to the pending large portfolio acquisition, financing of the portfolio, and associated post-closing deleveraging activity as well as general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	June 30, 2019	December 31, 2018
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,762,161	$2,641,746
Accounted for using the direct financing method	41,949	42,000
Investment in rental property, net	2,804,110	2,683,746
Cash and cash equivalents	10,288	18,612
Accrued rental income	78,254	69,247
Tenant and other receivables, net	129	1,026
Prepaid expenses and other assets	7,176	4,316
Interest rate swap, assets	2,687	17,633
Intangible lease assets, net	293,228	286,258
Debt issuance costs – unsecured revolver, net	2,978	2,261
Leasing fees, net	13,468	13,698
Total assets	$3,212,318	$3,096,797

Liabilities and equity
Unsecured revolver	$123,600	$141,100
Mortgages and notes payable, net	121,074	78,952
Unsecured term notes, net	1,222,376	1,225,773
Interest rate swap, liabilities	22,676	1,820
Accounts payable and other liabilities	32,370	24,394
Due to related parties	111	114
Accrued interest payable	2,578	9,777
Intangible lease liabilities, net	81,895	85,947
Total liabilities	1,606,680	1,567,877

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 23,730 and 22,014 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	24	22
Additional paid-in capital	1,702,911	1,557,421
Cumulative distributions in excess of retained earnings	(185,647)	(155,150)
Accumulated other comprehensive (loss) income	(18,584)	14,806
Total Broadstone Net Lease, Inc. stockholders’ equity	1,498,704	1,417,099
Non-controlling interests	106,934	111,821
Total equity	1,605,638	1,528,920
Total liabilities and equity	$3,212,318	$3,096,797

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2019	2018	2019	2018
Revenues
Lease revenues	$69,053	$57,032	$137,483	$112,621

Operating expenses
Depreciation and amortization	25,287	20,232	49,597	39,434
Asset management fees	5,318	4,313	10,438	8,456
Property management fees	1,935	1,595	3,820	3,112
Property and operating expense	3,252	2,530	7,642	5,149
General and administrative	1,661	1,456	2,764	2,787
State and franchise tax	305	510	748	753
Provision for impairment of investment in rental properties	—	—	1,017	—
Total operating expenses	37,758	30,636	76,026	59,691

Other income (expenses)
Preferred distribution income	—	187	—	375
Interest income	—	52	1	162
Interest expense	(16,732)	(12,454)	(32,560)	(23,631)
Cost of debt extinguishment	(8)	(51)	(721)	(51)
Gain on sale of real estate	2,787	4,256	4,187	7,595
Net income	17,342	18,386	32,364	37,380
Net income attributable to non-controlling interests	(1,208)	(1,412)	(2,292)	(2,834)
Net income attributable to Broadstone Net Lease, Inc.	$16,134	$16,974	$30,072	$34,546

Weighted average number of common shares outstanding
Basic	23,204	19,829	22,770	19,498
Diluted	24,941	21,478	24,507	21,098
Net earnings per common share
Basic and diluted	$0.70	$0.86	$1.32	$1.77

Comprehensive (loss) income
Net income	$17,342	$18,386	$32,364	$37,380
Other comprehensive (loss) income
Change in fair value of interest rate swaps	(23,178)	7,042	(35,802)	23,997
Realized gain on interest rate swaps	(41)	—	(122)	—
Comprehensive (loss) income	(5,877)	25,428	(3,560)	61,377
Comprehensive loss (income) attributable to non-controlling interests	409	(1,951)	242	(4,643)
Comprehensive (loss) income attributable to Broadstone Net Lease, Inc.	$(5,468)	$23,477	$(3,318)	$56,734

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and six months ended June 30, 2019 and 2018. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended		For the six months ended
(in thousands, except per share data)	June 30,		June 30,
	2019	2018	2019	2018
Net income	$17,342	$18,386	$32,364	$37,380
Real property depreciation and amortization	25,287	20,232	49,597	39,434
Gain on sale of real estate	(2,787)	(4,256)	(4,187)	(7,595)
Provision for impairment on investment in rental properties	—	—	1,017	—
FFO	$39,842	$34,362	$78,791	$69,219
Capital improvements / reserves	(48)	(49)	(97)	(98)
Straight-line rent adjustment	(5,240)	(5,162)	(10,383)	(10,303)
Cost of debt extinguishment	8	51	721	51
Amortization of debt issuance costs	597	472	1,150	933
Amortization of net mortgage premiums	(36)	(35)	(71)	(71)
Gain on interest rate swaps and other non-cash interest expense	(41)	—	(122)	—
Amortization of lease intangibles	(717)	289	(1,455)	467
AFFO	$34,365	$29,928	$68,534	$60,198

Diluted WASO	24,941	21,478	24,507	21,098

Net earnings per share, basic and diluted	$0.70	$0.86	$1.32	$1.77
FFO per diluted share	1.60	1.60	3.22	3.28
AFFO per diluted share	$1.38	$1.39	$2.80	$2.85

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.